FIELDPOINT PETROLEUM CORPORATION

LAUNCHES HEDGING PROGRAM

AUSTIN, TX – (PRNEWSWIRE) – AUGUST 9, 2011 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today that it has entered into a hedging agreement that will protect approximately 100% of its daily oil production for the remainder of 2011.

Ray Reaves, President and CEO for FieldPoint stated “The Company felt very strongly that oil prices would remain above $90 for the first half of 2011, but we now face increased uncertainty for the second half of the year.  Consequently, the board of directors decided in June that it would be wise to protect cash flow for the second half by hedging, and we put in place a costless collar with an $85 floor and $102.50 ceiling.  This collar is in effect from July 1, 2011 to December 31, 2011.  Near the end of this period, we will review the market conditions and make appropriate adjustments to the collar.  We expect to continue this form of protection for the foreseeable future due to the volatility of the market.”

Mr. Reaves concluded by saying, “In the past, our financial performance has been quite good when oil prices stayed within the range of this collar.  By choosing this form of hedging, the price we receive for oil cannot fall below the floor, and the Company only incurs costs if oil prices exceed our ceiling.  The board believes that the protection this gives our shareholders is well worth accepting this cap.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com